Exhibit 12.1

AVALONBAY COMMUNITIES, INC.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Year Ended December 31, 2011	Year Ended December 31, 2010 (1)	Year Ended December 31, 2009 (1)	Year Ended December 31, 2008 (1)	Year Ended December 31, 2007 (1)
Income from continuing operations before cumulative effect of change in accounting principle	$165,938	$103,773	$82,698	$103,348	$220,574

(Plus):
Equity in income of unconsolidated entities, net of distributions received	618	4,856	5,475	6,728	9,532
Amortization of capitalized interest (2)	16,277	15,149	14,035	12,428	9,941

Earnings before fixed charges	$182,833	$123,778	$102,208	$122,504	$240,047

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$6,933	$11,785	$6,241	$5,287	$3,165
Interest expense	168,179	170,349	145,462	111,238	92,168
Interest capitalized	33,863	33,393	48,226	74,621	73,118
Preferred dividend	—	—	—	10,454	8,700

Total fixed charges (3)	$208,975	$215,527	$199,929	$201,600	$177,151

(Less):
Interest capitalized	33,863	33,393	48,226	74,621	73,118
Preferred dividend	—	—	—	10,454	8,700

Earnings (4)	$357,945	$305,912	$253,911	$239,029	$335,380

Ratio (4 divided by 3)	1.71	1.42	1.27	1.19	1.89

AVALONBAY COMMUNITIES, INC.

RATIOS OF EARNINGS TO FIXED CHARGES

	Year Ended December 31, 2011	Year Ended December 31, 2010 (1)	Year Ended December 31, 2009 (1)	Year Ended December 31, 2008 (1)	Year Ended December 31, 2007 (1)
Income from continuing operations before cumulative effect of change in accounting principle	$165,938	$103,773	$82,698	$103,348	$220,574

(Plus):
Equity in income of unconsolidated entities, net of distributions received	618	4,856	5,475	6,728	9,532
Amortization of capitalized interest (2)	16,277	15,149	14,035	12,428	9,941

Earnings before fixed charges	$182,833	$123,778	$102,208	$122,504	$240,047

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$6,933	$11,785	$6,241	$5,287	$3,165
Interest expense	168,179	170,349	145,462	111,238	92,168
Interest capitalized	33,863	33,393	48,226	74,621	73,118

Total fixed charges (3)	$208,975	$215,527	$199,929	$191,146	$168,451

(Less):
Interest capitalized	33,863	33,393	48,226	74,621	73,118

Earnings (4)	$357,945	$305,912	$253,911	$239,029	$335,380

Ratio (4 divided by 3)	1.71	1.42	1.27	1.25	1.99

(1)	The results of operations for 2007 through 2010 have been adjusted to reflect discontinued operations for properties sold or held for sale as of December 31, 2011.
(2)	Represents an estimate of capitalized interest costs based on the Company’s established depreciation policy and an analysis of interest costs capitalized since 1998 (the year in which AvalonBay was formed).